CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated September 29, 2011 on the financial statements of Sherwood Forest Alternative Fund (formerly known as the Sherwood Forest Long/Short Fund), a series of the World Funds Trust, as of July 31, 2011 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Sherwood Forest Alternative Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
November 29, 2011